Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

SB Adjustable Rate Income Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated July 22, 2005, on the statement of assets and liabilities, including the schedule of investments, of SB Adjustable Rate Income Fund (“Fund”) as of May 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods for the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on
Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

KPMG LLP

New York, New York

September 23, 2005